Exhibit 99.1

NEWS RELEASE For Immediate Release, 4/21/10 Contact: Susan Sutherland Toll free office: (877) 988-8048 Fax: (715) 424-3414 Email: pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Increases Quarterly Dividend 14%

WISCONSIN RAPIDS, WI– April 21, 2010 – Renaissance Learning™, Inc., (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math, and writing for pre-K–12 schools and districts, announced that its Board of Directors increased the quarterly cash dividend by 14%, from $.07 per share to $.08 per share.  The cash dividend of $.08 per share is payable June 1, 2010 to shareholders of record as of May 7, 2010.

“Today’s Board action is a reflection of our confidence in the company’s long-term growth prospects, strong cash flow and overall financial strength,” commented Terrance D. Paul, Chief Executive Officer.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K–12 schools. Adopted by more than 72,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

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